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                                                                    Exhibit 10.8

                    VISTEON SALARIED EMPLOYEE LEASE AGREEMENT
                              RAWSONVILLE/STERLING

     AGREEMENT (this "AGREEMENT") dated as of October 1, 2005 between Visteon Corporation, a Delaware corporation ("VISTEON"), and Ford Motor Company, a Delaware corporation, ("FORD"). Visteon and Ford are referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                   WITNESSETH:

     WHEREAS, Visteon and Ford have agreed to restructure their business and commercial relationships, resulting, among other matters, in a Ford-controlled entity acquiring, through the purchase of Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc., a Delaware corporation, certain assets and liabilities related to Visteon's North America business, pursuant to a Visteon "B" Purchase Agreement dated as of September 12, 2005 which assets will be held by Automotive Components Holdings, LLC f/k/a/ VFH Holdings, LLC, a Delaware limited liability company ("ACH") and wholly-owned subsidiary of Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc.;

     WHEREAS, Visteon is engaged in the business of manufacturing and assembling automotive parts and providing related services at its Rawsonville plant ("RAWSONVILLE PLANT"), Sterling I and II plants and Sterling Test Labs (collectively "STERLING PLANTS") (each of Rawsonville Plant and Sterling Plants a "PLANT" and collectively the "PLANTS"), located in Southeast Michigan (the "BUSINESS");

     WHEREAS, pursuant to the Contribution Agreement between Visteon Corporation and Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc. dated as of September 12, 2005 (the "CONTRIBUTION AGREEMENT"), Visteon agreed to contribute the Plants to ACH;

     WHEREAS, pursuant to the terms of a Memorandum of Agreement dated as of May 24, 2005 by and between the International Union, United Automobile Aerospace and Agricultural Implement Workers of America, UAW and its affiliated locals (collectively, "UAW" or the "UNION"), Ford and Visteon (the "MOA"), the parties thereto agreed that the Plants would be transferred to Ford provided that a local competitive operating agreement ("COA") for each Plant is approved by the UAW prior to the closing date of the restructuring actions. If COA's are not approved by such closing date, the Plants will remain ACH owned plants. If a COA is approved at the Sterling Plants but not the Rawsonville Plant, or vice versa, then only the Plant that approved the COA would be transferred to Ford;
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     WHEREAS, Visteon employs certain salaried employees who are either employed at the Plants or otherwise principally support the Business ("VISTEON SALARIED EMPLOYEES"); and

     WHEREAS, Ford desires to obtain the services of the Visteon Salaried Employees to enable it to continue to conduct the Business and Visteon is willing to provide the services of certain Visteon Salaried Employees to Ford.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each Party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                      TERM

     Section 1.01. Term. The term of this Agreement shall commence on October 1, 2005, such date being referred to hereafter as the "Effective Date" and shall terminate on the earlier of (i) the agreement of the Parties to terminate this Agreement or (ii) December 31, 2005 ("TERM").

                                    ARTICLE 2
                    ASSIGNMENT OF VISTEON SALARIED EMPLOYEES

     Section 2.01. Employee Census. (a) A preliminary employee census is attached as Schedule 2.01 ("PRELIMINARY CENSUS"). The Preliminary Census sets forth a list of the Visteon Salaried Employees to be leased to Ford as of the Effective Date, together with their base salary, any other targeted or mandatory cash compensation, and including without limitation, applicable bonus level, job classification, and Global Identification Number. Within ten days of the date hereof, Visteon shall update the Preliminary Census with any applicable changes and deliver the Preliminary Census to Ford. Ford shall have an additional ten days to approve the revised Preliminary Census. After the revised Preliminary Census is approved by Ford, it shall be substituted for Schedule 2.01 and shall be known as the "EMPLOYEE CENSUS". Employees who are identified on the Employee Census shall be known as "LEASED EMPLOYEES". Visteon shall update the Employee Census at least monthly for any employee transaction (i.e., quits, deaths, transfers, etc.) in accordance with this Agreement and any employees added shall also be known as Leased Employees.

     (b) The period during which Leased Employees are leased to Ford is referred to as the "LEASE PERIOD". During the Lease Period, Visteon shall make available to Ford the services of the Leased Employees as requested by Ford. For avoidance of doubt, no Inactive Visteon Salaried Employee (as hereafter defined)


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shall be leased to Ford as of the Effective Date. An Inactive Visteon Salaried
Employee shall be any Visteon Salaried Employee who is absent from work and who is entitled to reinstatement on return to employment, including those on leave of absence, workers' compensation leave or short- or long-term disability leave, but excluding those who are on paid absence for jury duty, bereavement, short-term military service, vacation or holiday. If a Leased Employee becomes an Inactive Visteon Salaried Employee and is removed from Visteon's active payroll at anytime during the Lease Period, such Leased Employee shall be removed from the Employee Census and Ford shall bear no further financial responsibility with respect to such employee.

     Section 2.02. Replacement of Attrition. (a) If Ford requires a replacement for a Leased Employee who is no longer providing services to Ford, and Ford determines that Visteon should provide the replacement employee, Ford will inform Visteon of its requirements together with direction that the vacancy should be filled by a Visteon new hire, an existing Visteon employee or an agency employee, in its sole discretion, subject to Section 2.02(d) below. If Ford directs that the position be filled by a Visteon new hire, Visteon shall use commercially reasonable efforts to fill the position using Visteon's standard employment practice, policies and procedures. If Visteon has an existing Visteon employee who Visteon believes is qualified for the position, Ford shall consider such qualified employee. Candidates for the position shall be reviewed with the manager who initiated the employment request to determine if the candidate is qualified for the position and the employment decision shall be made in accordance with Visteon's applicable employment policies. If Visteon hires the candidate and assigns such candidate to Ford, or if an existing Visteon employee is approved by Ford for lease, Visteon shall modify the Employee Census to add any such employee to the Employee Census in which case the employee shall become a Leased Employee.

     (b) If Ford determines that Visteon shall provide an agency employee to fill a position, Visteon shall supply such agency employee to Ford at cost without markup until the expiration of the Term.

     (c) Ford may contract directly with employment agencies or technical service firms to supply required personnel, in its sole discretion. If Ford contracts directly with such agencies or firms, it will furnish Visteon a census similar in content and frequency to the Employee Census furnished to Ford by Visteon pursuant to Section 1.01. This provision shall not be subject to the Agency Threshold described below.

     (d) Ford shall instruct Visteon to replace a Leased Employee with a Leased Employee and an agency employee with an agency employee; provided, however, that Ford may, in its sole discretion, instruct Visteon to replace an agency employee with a Leased Employee if the percentage of agency employees


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assigned to the Business is not less than 5.7% of the number of Leased Employees assigned to the Business as of the month end immediately prior to the date of such replacement instruction (the "AGENCY THRESHOLD"). If the percentage of agency employees is below the Agency Threshold, the Parties shall mutually agree on whether a replacement shall be a Leased Employee or an agency employee.

     Section 2.03. Removal of Leased Employee From Lease Without Cause. If Ford desires to discontinue the lease of any individual Leased Employee or group of Leased Employees under circumstances that would make the Leased Employee eligible for benefits under the Visteon Separation Plan ("VSP") and not for reasons related to "performance issues" or "cause" as described in Section 3.02, Ford shall use commercially reasonable efforts to give Visteon at least ten business days notice prior to the end of the calendar month. Upon receipt of notice, Visteon shall attempt to place the Leased Employee in a comparable position at Visteon. The Leased Employee will remain under lease until the earlier of (i) the date such employee is placed at Visteon or (ii) thirty (30) days following the date of the notice of termination to the employee, provided the termination shall occur no later than the end of the month following the month during which the notice of lease discontinuance occurs. Ford shall remain responsible for the lease fees for such time period. At Ford discretion, it may retain the services of the Leased Employee at Ford for such time period or may dismiss such Leased Employee. In any event, the Leased Employee shall not return to Visteon unless to report to work at a comparable Visteon position.

     Section 2.04. Terminations. (a) If a Leased Employee's services are no longer required pursuant to Section 2.03 above, and Visteon terminates such employee because no comparable job is available at Visteon, Visteon shall terminate the Leased Employee under the terms of the VSP as applicable to Leased Employees and as in effect as of the date hereof. A Leased Employee who declines a comparable job at Visteon shall not be eligible for benefits under the VSP. Visteon and Ford shall mutually agree on the definition of "comparable job". During the Lease Period, Visteon shall make no change in the terms of the VSP that reduces the schedule of separation benefits, duration of welfare benefit continuation or continuation of outplacement assistance as applicable to Leased Employees as of the date hereof. Any waiver and release obtained from a Leased Employee in connection with the VSP shall include as released parties Ford and its affiliates, as well as present and former officers, directors, employees and agents of each of them. Visteon shall not terminate a Leased Employee under the terms of the VSP if such Leased Employee is being terminated "for cause" or for failure to achieve acceptable performance under the Visteon Performance Improvement Program ("PIP"), as described in Section 3.02 (b). Visteon shall be reimbursed for costs under the VSP only to the extent provided in the Reimbursement Agreement dated as of even date herewith between Ford and Visteon and the Escrow Agreement dated as of even date herewith among Ford,


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Visteon and Deutsche Bank Trust Company Americas. No reimbursement for VSP costs shall be allowable under Article 4 hereof.

     (b) Visteon shall be responsible for complying with any applicable Worker Adjustment and Retraining Notification ("WARN") Act and any other legal requirements in connection with a termination of a Leased Employee, provided that Visteon receives notice from Ford sufficiently in advance to permit such compliance, including notification requirements. If Visteon does not receive sufficient notice from Ford, Ford shall be responsible for all costs of compliance with WARN or any similar law, including cost of any period of continued employment or pay in lieu of notice.

     Section 2.05. Baseline. Leased Employees at the Plants shall be included in the provisions of Section 2.07 of the Visteon Salaried Employee Lease Agreement dated as of October 1, 2005 between Visteon and ACH ("SALARIED EMPLOYEE LEASE AGREEMENT") and not treated as a separate group for purposes of establishing a baseline.

                                    ARTICLE 3
                                EMPLOYER MATTERS

     Section 3.01. Employer Definition. Visteon shall be the employer of the Leased Employees and Ford shall not be considered the employer. Visteon will instruct Leased Employees while at Ford facilities (i) to conform to Ford policies and applicable law regarding safety and health, and personal and professional conduct (including wearing an identification badge or personal protective equipment and adhering to plant regulations and general safety practices or procedures) generally applicable to such facilities, which policies, procedures, rules and regulations Ford will provide as soon as practicable after the date hereof, and as soon as practicable upon any modification, termination or adoption of any such policy, procedure, rule or regulation; and (ii) to otherwise conduct themselves in a lawful and businesslike manner. Leased Employees also shall be subject at all times to Visteon's policies and procedures. During the Lease Period, Visteon shall retain responsibility for all payments and benefits due to the Leased Employees in connection with their work relating to the Business, including but not limited to:

(i) the payment of Leased Employees' base salary or other components of pay (less any applicable withholding or other taxes or any amounts deducted from such wages pursuant to normal payroll practices of Visteon);

(ii) the provision of employee benefits applicable to Leased Employees;

(iii) the payment of all federal, state, or local taxes withheld or otherwise required to be paid with respect thereto; and


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(iv) the liability for statutory benefits, including workers' compensation.

     Section 3.02. Employer Rights. (a) Visteon shall retain all employer rights, except as specifically provided below, including the right to terminate Leased Employees, after notice to Ford. Visteon shall have the right to change the salary and job classification of the Leased Employees upon reasonable notice to Ford. Although Visteon shall remain responsible for performance management and personnel development, Ford and its management shall have the right to assign work to, and structure work for, Leased Employees. Leased Employees shall administer Visteon's human resources management policies and practices, such as performance reviews, compensation planning, discipline, and personnel development policies, and other Visteon policies, procedures, rules and regulations applicable to the Leased Employees, and Ford shall permit the Leased Employees to conduct such activities. Visteon may request Ford to provide information or documents with respect to the Leased Employees' job performance and other matters, and Ford shall cooperate with Visteon in providing such information or documents.

     (b) In the event that Ford has a concern regarding a Leased Employee during the Lease Period, including but not limited to a concern regarding a Leased Employee's performance or conduct, Ford shall provide written notice of its concern to Visteon and such notice shall identify specifically the nature of Ford's concern. Upon receipt of such notice, Visteon shall implement a PIP in accordance with its policies. If the identified concern is not cured to the satisfaction of Ford by the end of the PIP, Ford shall have the right to notify Visteon in writing that the Leased Employee is to be returned to Visteon and removed from the Employee Census effective at the end of the month immediately following the end of the PIP. If a Leased Employee commits an offense which would justify a "for cause" termination under Visteon's personnel policies, as determined by Visteon, such employee shall be immediately escorted from their worksite and removed from the Employee Census. Ford's obligation to reimburse Visteon for any such employee removed from the Employee Census shall terminate as of the last day the employee worked for Ford.

     Section 3.03. Management of Hourly Employees. The Leased Employees who are engaged in hourly supervision have the authority to exercise day to day supervision over the Ford hourly employees in accordance with the terms of the Ford-UAW CBA. In the event that any employment concern arises in connection with the administration of the Ford-UAW CBA, the Leased Employee shall consult with Ford and shall resolve the concern consistent with Ford's application of the Ford-UAW CBA to their general hourly populations.

     Section 3.04. Employer Representations. Visteon represents and warrants that as of the date a Visteon Salaried Employee becomes a Leased Employee, (i) the Leased Employee shall be paid by Visteon on a salaried basis; (ii) shall not be


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subject to any collective bargaining agreement or have elected to be represented by a collective bargaining representative unless otherwise disclosed in Section 3.07(a)(5) of the Contribution Agreement dated as of September12, 2005 between Visteon and Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc.; and
(iii) shall be subject to Visteon's annual compensation planning process as set forth in Visteon's policies and procedures.

     Section 3.05. Ford Confidentiality Agreement. A Leased Employee shall be required to execute the Ford Leased Employee Confidentiality Agreement attached hereto as Schedule 3.05 ("CONFIDENTIALITY AGREEMENT"). Ford shall not require a Leased Employee to divulge Visteon's confidential information to Ford except to the extent that any confidential information was otherwise acquired by Ford in connection with the transactions. Visteon will use commercially reasonable efforts to require Leased Employees to comply with the terms of the Confidentiality Agreement. Visteon shall not use confidential information of Ford that is provided by a Leased Employee in breach of the Confidentiality Agreement.

     Section 3.06. Payroll and Related Services. During the Lease Period, Visteon shall provide payroll processing services for its Leased Employees comparable to such services for its salaried employees other than Leased Employees. Upon reasonable request or as needed, Visteon will provide assurances that all proper payments and reporting requirements have been made.

     Section 3.07. Employee Benefit Plans. (a) During the Lease Period, Visteon shall provide benefits to the Leased Employees under any Visteon employee benefit plan, as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA") ("EMPLOYEE PLANS") and which are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, ("QUALIFIED PLANS") that are the same as provided to other Visteon salaried employees.

     (b) During the Lease Period, Visteon shall maintain the level of benefits under Employee Plans and any other fringe benefit plans and arrangements of Visteon for Leased Employees that are in effect as of the date hereof, unless otherwise agreed to by Ford. Visteon shall give Ford at least ninety (90) days, where practicable, but in no event less than thirty (30) days, prior written notice of any proposed change to Visteon's Employee Plans or other employee arrangements applicable to Leased Employees and Visteon shall consult with Ford about such changes. Any change must be consistent with any applicable collective bargaining agreement. In the event Ford consents to any such change, then the change shall be applicable to the Leased Employees as well as to other salaried employees of Visteon. Either prior to or after the proposed change in Employee Plans or arrangements takes effect, Ford may request that Visteon adopt and administer a special retention benefit in the sole discretion of


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Ford which benefit may take the form of cash-based retention incentives and/or non-cash benefits. Visteon shall advise Ford of any incremental benefit administration costs that would be charged to Ford in connection with a non-cash benefit. In the event Ford requests the form be non-cash benefits, Visteon shall have the right to reject such request if it would be administratively burdensome or not permitted by law. The cost of such special retention benefits shall be included in the direct wage and benefit costs reimbursed by Ford under Section
4.01 below, and any incremental benefit administration costs associated with a non-cash benefit shall be borne by Ford. For avoidance of doubt, Visteon shall retain the right to modify, suspend or terminate any Employee Plans and any other fringe benefit plans and arrangements of Visteon applicable to other Visteon salaried employees who are not Leased Employees.

     (c) Leased Employees shall be ineligible to participate in any employee benefit plan, fringe benefit program or other benefit arrangement sponsored by Ford, except (i) as otherwise may be provided in the Amended and Restated Employee Transition Agreement between Ford and Visteon dated as of April 1, 2000 and restated as of December 19, 2003, and as amended by Amendment Number One to Amended and Restated Employee Transition Agreement dated effective as of December 19, 2003, and as further amended by Amendment Number Two to Amended and Restated Employee Transition Agreement dated as of even date herewith. ("EMPLOYEE TRANSITION AGREEMENT") or (ii) as Ford and Visteon may mutually agree in writing.

     (d) Requests for leave, reasonable accommodation and other benefits provided by Visteon policies or by federal, state or local law will be coordinated by Ford and Visteon.

     (e) During the Lease Period, Visteon shall maintain, administer and manage all employee benefit and fringe benefit plans and arrangements offered to the Leased Employees, except as provided in the paragraph immediately above.

                                    ARTICLE 4
                                  REIMBURSEMENT

     Section 4.01. Direct Wage and Benefit Costs. Visteon shall be reimbursed for the direct wage and benefit costs for the Leased Employees. For purposes of this Section 4.01, reimbursements for "direct wage and benefit costs" shall include:

(i) The base monthly salary, and any other type of cash compensation paid by Visteon to the Leased Employees for work performed during the Lease Period, such as overtime, moving allowance, vehicle allowances, and any other cash compensation not included in the Standard Monthly Group Fringe Cost (as defined below), subject to Ford prior written approval of


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     the annual compensation allocations including the annual market increases, special market increases and movement in range;

(ii) A per-employee Standard Monthly Group Fringe Cost according to the rate schedules set forth on Schedule 4.01(ii) attached hereto. The rate schedule shall be reviewed monthly by Ford. The Standard Monthly Group Fringe Cost shall not include any fees that are to be reimbursed to Visteon under the Master Services Agreement for such expenses;

(iii) Prorata expense for annual and long-term incentives associated with the Leased Employees, assessed on a monthly basis, based on the allocation of responsibility set forth in Schedule 4.01(iii);

(iv) Expenses incurred by Visteon with respect to each Leased Employee which is not included in (i) through (iii) above that arise as a result of the Leased Employee's work for Ford, such as reserves for any workers' compensation claims arising out of a work accident while the Leased Employee was performing work for Ford during the Lease Period;

(v) Reasonable and necessary travel and business related expenses incurred by Visteon in furtherance of Ford Business and paid or reimbursed to a Leased Employee by Visteon as authorized by Visteon's standard travel and business expense reimbursement policy. Reimbursement under this subsection shall not include any fees that are to be reimbursed to Visteon under the Master Services Agreement for such expenses; and

(vi) Any taxes incurred or paid by Visteon with respect to the Leased Employees not otherwise covered under Sections (i) through (v) above, including employer payroll taxes, the Michigan single business tax, and any excise, sales, use, gross receipts, value added or other similar transaction taxes that may be levied by any domestic or foreign government related to the charges or services rendered pursuant to this Agreement; provided, however, that Visteon shall use commercially reasonable efforts to mitigate any applicable tax, including reasonable cooperation with Ford in connection with such mitigation.

     Section 4.02. Reconciliation. Within a thirty (30) day period subsequent to the end of the Term, Visteon shall provide Ford with a statement indicating the Actual Group Monthly Fringe Cost for the Term for the Leased Employees and the amount that was billed to Ford pursuant to Section 4.01(ii). For purposes hereof, "Actual Group Monthly Fringe Cost" for the Term equals the actual payments made to include year end accruals, plus or minus the changes in reserves. Ford or its representatives shall have the right to verify the statement and Visteon promptly shall make available to Ford or its representatives all supporting documentation. After Ford approves the statement, Visteon shall


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make any appropriate adjustment (credit or debit) within 30 days of the end of the Term. Notwithstanding the above, any adjustments with respect to pension or other post employment benefits shall be made in accordance with Schedule 4.01(ii) Salaried Fringe Expense Definitions, "Pension and OPEB Budget and Adjustment".

     Section 4.03. Payment Schedule/Payment. Payments due hereunder shall be paid according to the following schedule:

(i) Visteon shall provide Ford with an invoice for Section 4.01(i) salary and other cash compensation and Section 4.01 (vi) statutory fees two business days prior to the applicable pay date; and

(ii) Section 4.01(ii) Standard Monthly Group Fringe Cost, Section 4.01(iii) Incentive Compensation Fees, Section 4.01(iv) Other Expenses and Section 4.01(v) Travel and Business expenses shall be invoiced five business days prior to the end of the month.

     Visteon shall render an invoice to Ford in such form and containing such detail as Ford shall reasonably require, for the amounts described above. The total due on the invoice shall be paid to Visteon on (i) the second business day after receipt of the invoice with respect to Section 4.03(i) and (ii) the last business day of the month with respect to Section 4.03(ii); provided, however that reimbursement with respect to post retirement health and life benefits for Group I and II Employees (as defined in the Employee Transition Agreement) who are Leased Employees shall not be reimbursed to Visteon but shall be credited by Ford to the Salaried Employee OPEB Payment Notional Account under the Employee Transition Agreement as more fully described in the Employee Transition Agreement. Payments may be made by wire transfer or other means reasonably acceptable to Visteon. Ford or its representatives shall have a right to audit the invoices and related records of Visteon upon reasonable notice during normal business hours, at a place mutually agreed upon by the Parties.

     Section 4.04. Workers' Compensation and Unemployment Insurance. Visteon shall continue to provide Workers' Compensation and Unemployment Compensation coverage for all of the Leased Employees at all times during the term of this Agreement.

                                    ARTICLE 5
                                WORK ENVIRONMENT

     Section 5.01. Compliance with All Health and Safety Laws. The Parties shall comply with all applicable, national, federal, state and local health and safety laws, regulations, ordinances, directives, and rules for Leased Employees working on their respective premises.


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     Section 5.02. Compliance with Employment Laws. Each of the Parties shall comply with all applicable national, federal, state and local employment laws, including, but not limited to, wage and hour, overtime, discrimination laws, and/or local ordinances with respect to its employees.

                                    ARTICLE 6
                        INTELLECTUAL PROPERTY ASSIGNMENT

     Section 6.01. Assignment. Leased Employees are employees of Visteon or a subsidiary thereof. As a result, all intellectual property rights in inventions, discoveries or improvements made, conceived, developed or first reduced to practice, and in original and derivative works of authorship created by each of them, during the period of their employment with Visteon and that relate to any matter, thing, process or method of manufacture connected in any way with Visteon's or its subsidiary's business, are the property of Visteon under the terms of their employment agreements or by law. Under this Agreement, Visteon agrees to assign or cause to be assigned to Ford all right, title and interest in and to such inventions, discoveries, improvements, and original and derivative works of authorship created, made, conceived, developed or first reduced to practice by any of the Leased Employees, during the term each Leased Employee is leased to Ford. Such assignment shall not preempt, supersede or otherwise interfere with Visteon practicing rights received under license from Ford in accordance with other agreements between the Parties. Visteon further agrees to execute or cause to be executed all assignment and other transfer documents as may be necessary to cause the above transfers of intellectual property rights to be legally formalized. All such documents shall be prepared by Ford at Ford's expense, and provided to Visteon with at least thirty (30) days notice.

     Section 6.02. Visteon's IP Warranty. Visteon warrants that it has the right to make the assignment to Ford of intellectual property rights in the inventions and works of authorship created by Leased Employees.

     Section 6.03. WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY.

     (a) EXCEPT TO THE EXTENT OF THE WARRANTY MADE ABOVE, VISTEON MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, VISTEON MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. VISTEON SHALL IN NO EVENT BE LIABLE TO FORD, ITS SUCCESSORS, OR A THIRD PARTY FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR GENERAL, CONSEQUENTIAL OR INCIDENTAL, ARISING FROM ANY LOSS


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CLAIMED AS A RESULT OF FORD'S USE OF THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED
HEREUNDER.

     (b) VISTEON MAKES NO WARRANTY OR REPRESENTATION THAT THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED HEREUNDER CAN BE USED FOR ANY PARTICULAR FUNCTION OR THAT FORD HAS THE ABILITY TO USE THEM. VISTEON ASSUMES NO RESPONSIBILITY FOR THE SAFETY, QUALITY, DESIGN, SPECIFICATIONS, COMPLETENESS, ACCURACY OR OTHER CHARACTERISTICS OF THE PERFORMANCE, OUTPUT OR END PRODUCT RESULTING FROM THE USE OF THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED HEREUNDER.

     (c) EXCEPT TO THE EXTENT OF THE WARRANTY PROVIDED ABOVE, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE THE INDEMNIFICATION OF FORD BY VISTEON AGAINST ANY CLAIM OF INFRINGEMENT OF OTHER THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, WHETHER OR NOT THE EXERCISE OF ANY RIGHT GRANTED HEREIN NECESSARILY EMPLOYS OR REQUIRES THE PRACTICE OF ANY SUCH EXISTING OR SUBSEQUENTLY CREATED THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                    ARTICLE 7
                                    INDEMNITY

     Section 7.01. Ford Indemnity. Ford shall indemnify Visteon and its affiliates ("VISTEON INDEMNITEES") against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Visteon Indemnitee) incurred or suffered by any Visteon Indemnitee arising out of (i) the breach of any agreement made by Ford hereunder; (ii) any employment, payroll, benefit, workers compensation or other claims of any kind of any current or former Ford employee or any agency employee retained directly by Ford arising on or after the Effective Date and prior to the end of the Term while such Ford employee is employed at any of the Plants; or (iii) any claim by any current or former Ford employee employed at any of the Plants (or their dependents or beneficiaries), to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL"), the Internal Revenue Service ("IRS"), the Securities and Exchange Commission ("SEC") or comparable federal or national agencies in the United States, arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans applicable to the Ford employees that arise during the period of time the Ford employees are employed at any of the Plants.

     Section 7.02. Visteon Indemnity. Visteon shall indemnify Ford and its affiliates ("FORD INDEMNITEES") against and agrees to hold them harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Ford Indemnitee) incurred or suffered by any Ford Indemnitee arising out of (i) breach of any agreement made by Visteon hereunder; (ii) employment, payroll, benefit, workers compensation, or other claims of any kind of any current or former Visteon Salaried Employee, including any current or former Leased Employee, or any agency employee provided by Visteon to Ford pursuant to this Agreement, arising prior to or during the Lease Period; or (iii) any claim by any current or former Visteon Salaried Employee, including any current or former Leased Employee (or their dependents or beneficiaries), to the PBGC, the DOL, the IRS, the SEC or comparable federal or national agencies in the United States, arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans applicable to the Visteon Salaried Employees that arise prior to, during or after the Lease Period.

     Section 7.03. Indemnification Procedures. The procedure for indemnification under this Article 7 shall be the same procedure set forth in Section 7.03 of the Salaried Employee Lease Agreement.

     Section 7.04. Survival of Indemnity Procedure. The provisions of this Article shall survive the termination of this Agreement indefinitely or until the latest date permitted by applicable law.

                                    ARTICLE 8
                                  MISCELLANEOUS

     Section 8.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Ford, to:

          Ford Motor Company
          Office of the Secretary
          One American Road
          11th Floor World Headquarters
          Dearborn, Michigan 48126
          Facsimile No.: (313) 248-8713
          E-mail: psherry@ford.com

     with a copy to:

          Ford Motor Company
          Office of the General Counsel
          One American Road
          Room 626 World Headquarters
          Dearborn, Michigan 48126
          Facsimile No.: (313) 322-0248
          E-mail: bgoricha@ford.com

     if to Visteon, to:

          Visteon Corporation
          One Village Center Drive
          Van Buren Township, Michigan 48111
          Attention: John Donofrio, General Counsel
          Facsimile No.: (734) 710-7132
          E-mail: jdonofri@visteon.com

     with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Attention: Michael E. Lubowitz, Esq.
          Facsimile No.: (212) 310-8007
          E-mail: Michael.lubowitz@weil.com

or such other address, facsimile number or e-mail as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 8.02. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 8.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto. Upon any such permitted assignment, the references in this Agreement to Ford shall also apply to any such assignee unless the context otherwise requires.

     Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     Section 8.06. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, injunctive relief and specific performance:

     (a) The Parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

     (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either Party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the Parties.

     (c) Arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 8.06 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 8.07. Jurisdiction. Subject to Section 8.06, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in the Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 8.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 8.04.

     Section 8.10. Entire Agreement. This Agreement, the Employee Transition Agreement and the other documents executed in connection with this transaction constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement, and the other transaction documents.

     Section 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 8.12. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 8.07.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VISTEON CORPORATION                     FORD MOTOR COMPANY


By: /s/ James F. Palmer                 By: /s/ Donat R. Leclair
    ---------------------------------       ------------------------------------
Name: James F. Palmer                   Name: Donat R. Leclair
      -------------------------------         ----------------------------------
Title: Executive Vice President         Title: Executive Vice President
       and Chief Financial Officer             and Chief Financial Officer
       ------------------------------          ---------------------------------


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